Exhibit 99.7
Consent of Director Nominee of Overture Acquisition Corp.
     The undersigned hereby consents to being named in the Registration Statement on Form S-4 (the “Registration Statement”) of Overture Acquisition Corp. (the “Company”) originally filed on December 8, 2009, and related proxy statement/prospectus, and any and all amendments thereto, as a nominee to the board of directors of the Company pursuant to the Master Agreement, dated as of December 8, 2009, by and among the Company, Overture Re Holdings Ltd., Jefferson National Financial Corp., Jefferson National Life Insurance Company, JNL Bermuda LLC, JNF Asset Management, LLC, and the sponsors of the Company and as contemplated in the Registration Statement.
Date: December 8, 2009

/s/ David Smilow
Name:	David Smilow